Exhibit 99.1

KEN WINEMASTER ANNOUNCES RETIREMENT FROM PSI

WOOD DALE, Ill., December 17, 2021 — Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced today that after 36 years at PSI, Executive Vice President and Company co-founder, Ken Winemaster is retiring from the company effective December 31, 2021. His operational duties will be assumed internally.

In his role as Executive Vice President, Ken Winemaster played a critical role in setting and executing the Company’s strategy by supporting operations, supply chain, IT and customer service functions. He also played a pivotal role in implementing PSI’s enterprise resource planning systems.

“Ken’s contributions to PSI since its founding are numerous. On behalf of everyone at PSI, we wish him well in his retirement,” said CEO Lance Arnett.

Ken co-founded PSI in 1985 along with his father William and brother Gary. Under the Winemasters’ leadership, PSI expanded from a Perkins Engines Co. distributorship serving four states from a single 15,000-square-foot facility to a full-service engine manufacturer with multiple facilities and a global presence.

Prior to becoming PSI’s Executive Vice President in 2017, Ken Winemaster served as the Company’s Senior Vice President from 2001 to 2017. Winemaster also served as a member and Secretary of PSI’s Board of Directors from 2001 to 2013.

In addition to his service to PSI, Ken Winemaster has served on the board of directors of Avon Old Farms School, an independent boarding school in Connecticut, since 2014. He also served on the Caterpillar Industrial Strategy Council from 2001 to 2015, a council that developed market strategy for Perkins Distributors and CAT Dealers in North America.

“As I planned my retirement this past year, I had time to reflect on my 36 years with PSI, and I feel very fortunate to have had the opportunity to work together with my father, who served as a professional mentor and provided such a wonderful opportunity for all of us,” said Ken Winemaster. He continued, “I will also truly miss working with the people, who over the years, worked tirelessly to help the Company accomplish so many positive things. I look forward to seeing them continue that legacy of quality and service well into the future.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com